Exhibit 99.1

Revelation Biosciences, Inc., a Life Sciences Company Developing Therapeutics and Diagnostics for Respiratory Viral Infections, Including COVID-19, to Become Publicly Traded through a Merger with Petra Acquisition, Inc.

●	Revelation’s lead product candidate REVTx-99, has potential, through innate immune system stimulation, to broadly prevent or treat infections caused by various respiratory viruses such as SARS-CoV-2 including its variants, influenza A and B, parainfluenza, rhinovirus, and respiratory syncytial virus (RSV).

●	Combined company expected to have a post-transaction pro forma total enterprise value of approximately $128 million

●	Merger expected to close in Q4 2021, and combined company will be listed on NASDAQ under the ticker symbol “REVB”

●	Revelation and Petra Acquisition will host a joint investor conference call and webcast to discuss the proposed transaction on August 30, 2021 at 4:30 p.m. Eastern Time. The conference call can be accessed by dialing 877-407-0792 for domestic callers and 201-689-8263 for international callers. Please provide the operator with the conference ID number 13722753 to join the conference call or click here for the webcast. An archive of the conference call and webcast will be available on Revelation’s website for 30 days following the call.

NEW YORK, NY & SAN DIEGO, CA – August 30, 2021 – Revelation Biosciences, Inc. (“Revelation”), a clinical-stage life sciences company focused on the development of immunologic-based therapies for the prevention and treatment of disease, and Petra Acquisition, Inc. (“Petra”) (NASDAQ: PAICU, PAIC, & PAICW), a special purpose acquisition company (“SPAC”), today announced they have entered into a definitive merger agreement for a business combination that will result in Revelation becoming a publicly traded company.

An Urgent Need for Prevention and Treatment of Respiratory Infections

In 2019, lower respiratory tract infections (LRTIs), including pneumonia and bronchiolitis, affected 489 million people globally. During the 2019-2020 season, the CDC estimates that influenza was associated with 38 million illnesses, 18 million medical visits, 405,000 hospitalizations, and 22,000 deaths.

The burden of respiratory infections on the healthcare system and economy is significant, with respiratory infections leading to more doctor visits and absences from school and work than any other illness. In addition, recent studies suggest a troubling increase in deaths from these viruses.

Beyond this, a recent study from Houston Methodist shows a rapid return of seasonal respiratory viruses after COVID-19 restrictions were relaxed in the state of Texas. In England, positive RSV samples among suspected cases in children have increased from 1.2% to 8.9%, which is of particular concern to local health leaders given the disease is most common during the winter months.

The global pandemic brought on by COVID-19, with over 4.4 million deaths globally, has only heightened the need for easy-to-use, effective therapies that prevent the user from becoming infected, or that activate the innate immune system to combat early infections.

As respiratory infections impact populations and economies around the world – including the global pandemic brought on by COVID-19 – Revelation is developing innate immune system based therapeutics and diagnostics for the identification, prevention and treatment of respiratory diseases.

Revelation – Proven Leadership with Extensive Product Development Experience Across Multiple Indications

Revelation’s leadership and scientific teams bring extensive product development experience across multiple indications, spanning all stages of drug development, including 8 FDA and EMA approvals. The leadership team has a successful track record in multiple startups and turn-arounds including, 3 NASDAQ and 1 NYSE listings.

Currently, Revelation has several product candidates in development:

●	REVTx-99, the lead therapeutic candidate, is a broad anti-viral nasal drop solution that can be used to prevent or treat infections caused by various respiratory viruses such as SARS-CoV-2 including its variants, influenza A and B, parainfluenza, rhinovirus, and RSV. REVTx-99 works by boosting the body’s innate immune system, preventing the user from becoming infected or activating the innate immune response to combat early infection. REVTx-99 is also being developed for the treatment of chronic nasal congestion. Revelation has completed a Phase 1 clinical study testing the safety, pharmacokinetics and pharmacodynamics of REVTx-99. REVTx-99 was well tolerated and stimulated significant production of Interferon-Induced Protein-10 (IP-10).

Revelation plans to start a Phase 2 viral challenge study in the first quarter of 2022, as well as a Phase 1 proof of concept study, which is intended to support the chronic nasal congestion program, in the fourth quarter of 2021.

●	REVTx-200 is an intranasal immunomodulator adjunct to be used in combination with an intramuscular vaccination for more complete immunity. REVTx-200 is based on the same technology used in REVTx-99.

●	REVDx-501 is a rapid point-of-care diagnostic that can be used to detect various respiratory viral infections regardless of virus type without the need for specialized instrumentation. Data collected to date shows that results correlate well with PCR for COVID-19 (100% positive agreement for replicating virus).

Transaction Overview

Pursuant to the merger agreement, Revelation will merge with a wholly owned subsidiary of Petra, with Revelation being the surviving entity of the merger and a wholly owned subsidiary of Petra. Petra, which currently holds approximately $73 million of cash in trust, will be renamed to Revelation Biosciences, Inc. following the merger. The combined entity will have an estimated pro forma enterprise value of approximately $128 million. Assuming no trust account redemptions by Petra’s public stockholders, Revelation’s existing stockholders will own approximately 54% of the fully diluted shares of common stock of the combined company immediately following the closing of the business combination.

The combined company expects to receive approximately $73 million in gross proceeds from the trust account, assuming no redemptions by Petra’s existing public shareholders. The cash proceeds from the transaction are expected to fund the continued development of REVTx-99, Revelation’s lead therapeutic candidate. REVTx-99 is being developed to prevent or treat respiratory viral infections and chronic nasal congestion. Proceeds from the transaction will also be used to fund the continued development of REVDx-501, a rapid point-of-care diagnostic that can be used to detect various respiratory viral infections, regardless of virus type and without the need for specialized instrumentation.

Following the closing of the transaction, the company will be led by existing management from Revelation, including CEO James Rolke.

The transaction has been approved by the Board of Directors of both Petra and Revelation and is subject to the satisfaction of customary closing conditions, including the approval of Petra’s stockholders. The transaction is expected to close in the fourth quarter of 2021.

Additional information about the proposed business combination, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Petra with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. In addition, Petra Acquisition, Inc. intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Management Comments

“We have all seen the crippling effects on lives and economies when a virus takes over,” said James Rolke, Chief Executive Officer of Revelation. “We believe innovations like REVTx-99 will enable a return to normalcy, alleviating concerns about exposure to severe respiratory infections. The mechanism of REVTx-99, which activates the innate immune system, has the potential to reduce the exposure risks associated with travel, medical care and normal daily interactions by preventing and combating early infection. Our merger with Petra Acquisition will provide the capital needed to further our innovations and ensure they are widely available to transform the prevention and treatment landscape of viral respiratory diseases which lead to millions of deaths annually as well as immense healthcare and economic disruptions.”

“Revelation Biosciences represents an opportunity to dramatically reduce the impact and severity respiratory infections have on our lives,” said Andreas Typaldos, CEO and Chairman of the Board of Petra. “This transaction will provide James and the proven leadership team at Revelation the capital necessary to continue innovating in the world of innate immune system therapeutics and diagnostics – the first step towards a healthier future.”

Investor Conference Call Information

Revelation and Petra will host a joint investor conference call and webcast to discuss the proposed transaction on August 30, 2021 at 4:30 p.m. Eastern Time. The conference call can be accessed by dialing 877-407-0792 for domestic callers and 201-689-8263 for international callers. Please provide the operator with the conference ID number 13722753 to join the conference call or click here for the webcast. An archive of the conference call and webcast will be available on Revelation’s website for 30 days following the call.

Advisors

●	Roth Capital Partners is acting as financial advisor to Revelation

●	LifeSci Capital is acting as financial and capital markets advisor to Petra

●	Loeb & Loeb LLP is acting as legal counsel to Petra

●	Fox Rothschild LLP and J.P. Galda & Co are acting as legal counsel to Revelation

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on the development of immunologic-based therapies for the prevention and treatment of disease. Revelation has several product candidates in development. REVTx-99, the lead therapeutic candidate, is an intranasal immunomodulator to prevent or treat infections caused by various respiratory viruses such as SARS-CoV-2 including its variants, influenza A and B, parainfluenza, rhinovirus, and RSV. REVTx-200 is an intranasal immunomodulator adjunct to be used in combination with an intramuscular vaccination for more complete immunity. REVTx-200 is based on the same technology used in REVTx-99. In addition to Revelation’s therapeutic pipeline, Revelation is also developing REVDx-501, a rapid point-of-care diagnostic that can be used to detect any respiratory viral infection, regardless of virus type or strain, without the need for specialized instrumentation. For more information on Revelation, please visit www.RevBiosciences.com.

About Petra Acquisition, Inc.

Petra Acquisition, Inc. (Nasdaq: PAIC) is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, with an initial focus on target businesses in the healthcare or a healthcare-related industry.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, the future business and financial condition of the company post-closing and expected financial impacts of the transaction, the satisfaction of closing conditions to the transaction, the level of redemptions of Petra’s public stockholders; the market opportunities for Revelation’s product candidates; and the potential for regulatory approval for Revelation’s product candidates. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. Forward-looking statements are statements that are not historical facts. We caution investors that forward-looking statements are based on management’s expectations and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to an amendment or termination of the Merger Agreement and the proposed transaction contemplated thereby; the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Petra or Revelation or other conditions to closing in the Merger Agreement; the inability to project with any certainty the amount of cash proceeds remaining in the Petra trust account at the closing of the transaction; the uncertainty relative to the cash made available to Revelation at the closing should any material redemption requests be made by the Petra stockholders (since the sources of cash projected in this press release assume that no redemptions will be requested by Petra stockholders); the inability of the company post-closing to obtain or maintain the listing of its securities on Nasdaq following the business combination; the amount of costs related to the business combination; Revelation’s ability to yield sufficient cash proceeds from the transaction to support its short-term operations and research and development efforts since the Merger Agreement requires no minimum level of funding in the trust fund to close the transaction; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; changes in applicable laws or regulations; the ability of Revelation to meet its post-closing financial and strategic goals, due to, among other things, competition; the ability of the company post-closing to grow and manage growth profitability and retain its key employees; the possibility that the company post-closing may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the clinical utility of an increase in intranasal IP-10 levels as a treatment for viral infections; the ability to complete planned clinical studies of REVTx-99; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for REVTx-99 and expanded indications, REVTx-200, REVDx-501, or any other product candidates; potential indications for which product candidates may be developed; the potential impact that COVID-19 may have on Revelation’s suppliers, vendors, regulatory agencies, employees and the global economy as a whole; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Petra.

Important Information for Investors and Stockholders

This press release relates to a proposed transaction between Petra Acquisition, Inc. and Revelation Biosciences, Inc. This press release does not constitute either (a) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination or (b) an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Petra intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Petra, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all Petra and Revelation shareholders after the registration statement is declared effective by the SEC. Petra will also file other documents regarding the proposed transaction with the SEC. This press release does not contain all of the information that will be contained in the proxy statement/prospectus or other documents filed with the SEC. Before making any voting decision, investors and security holders of Petra and Revelation are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Petra through the website maintained by the SEC at www.sec.gov or by sending a written request to Petra at: sean.fitzpatrick@petraacquisition.com.

Participants in the Solicitation

Petra and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Petra’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Revelation and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Petra’s stockholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the second preceding paragraph.

For Revelation Biosciences, Inc.:

Investor Contact:

Sandra Vedrick

Vice President, Investor Relations & Human Resources

Revelation Biosciences Inc.

Email: svedrick@revbiosciences.com

Media contact:

Kristin Faulder

kristin@heurisay.com

For Petra Acquisition, Inc.:

Contact:

Sean Fitzpatrick

Chief Financial Officer

sean.fitzpatrick@petraacquisition.com

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